Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter 2025 Earnings Teleconference
February 18, 2026, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International’s 2025 core EPS of $6.55 was above our guidance range, extending our two-decade track record of meeting or exceeding annual EPS guidance. Importantly, this also marks the successful delivery of the long‑term core EPS growth target we established in 2021. Our performance reflects disciplined execution across the enterprise and continued focus on cost management, operational performance, and capital efficiency. Maria will provide more details in her remarks.

Today, I will focus on three themes: our commitments to customers, communities and investors, our strengthened regulatory visibility, and our confidence in our multi‑year plan.

Starting with the first theme, we are committed to the customers and communities who count on safe, reliable, and increasingly clean energy. Safety remains our top value, and SCE continues to carry out extensive work to strengthen the electric system and reduce wildfire risk. We are proud that in the Q4 2025 residential customer engagement survey by Escalent, SCE had the highest absolute brand trust score among large California IOUs. Customers and public trust remain the core of SCE’s mission.

The utility has now installed more than 7,000 miles of covered conductor in high fire risk areas, representing over 90% of its planned grid hardening effort. This work continues to play a critical role in reducing ignition risk and strengthening reliability for the communities we serve. SCE now has fast curve settings on 93% of its distribution circuits in high fire risk areas, a prime example of how it is using technology to reduce risk by detecting and addressing faults even more quickly. All of this work demonstrates SCE’s ongoing wildfire risk reduction leadership. This progress benefits not just the utility’s own customers and communities who fund this critical work, but also many peers across the nation.

Safety and affordability remain at the core of our commitment to customers. Earlier this year, SCE announced a 2.3% rate decrease for residential customers and a 5.3% decrease for small and medium-sized business customers. This is starting from a place of having the lowest system average rate — by a margin of 20% — among California’s major investor-owned utilities.

SCE has invested more than $12 billion for customers’ safety and reliability over the last two years. Currently, a typical non-CARE residential customer pays about $188 per month, which is modestly higher than the $180 paid two years ago. This reflects the utility’s disciplined cost management to support customer affordability. We will continue to work to keep rates affordable for customers.

We are also committed to the investors whose capital makes it possible to build the infrastructure that is essential to deliver safe, reliable, affordable electricity. Our commitment begins with a regulatory framework that enables SCE to consistently earn its authorized returns, which supports a strong investment‑grade balance sheet and lower financing costs for customers. Our capital contributors — including pension funds, mutual funds, and insurers — depend on stable, transparent long‑term performance. Credit rating agencies continue to evaluate California‑specific risk factors, underscoring the importance of maintaining a durable and predictable regulatory environment that provides confidence for long‑term investment and protects customers from higher costs. To that end, we are actively engaging with policymakers and state leaders to reinforce the value of a stable framework, and the SB 254 process will be a central venue in 2026 for strengthening the regulatory durability that supports both capital contributors and customers.

SCE remains committed to resolving wildfire-related claims fairly, prudently, and responsibly. To date, more than 2,300 claims have been submitted under the Wildfire Recovery Compensation Program, with associated payments underway. As always, we are guided by our commitment to transparency, accountability, and customer trust. Building upon this, today SCE announced enhancements to the program, providing stronger support for displaced renters and increasing coverage for legal expenses.

Regarding the Eaton Fire, as you see on page 4, the investigations remain ongoing. To recap our prior statements, while SCE has not conclusively determined that its equipment caused the ignition of the Eaton Fire, a viable explanation is that a de-energized idle SCE transmission facility in the preliminary area of origin was associated with the ignition of the fire, and SCE is not aware of evidence pointing to another possible source of ignition. Absent additional evidence, SCE believes that it is likely that its equipment could have been associated with the ignition of the Eaton Fire. Given the complexities associated with estimating damages, we currently are unable to reasonably estimate a range of potential losses. Nonetheless, based on the information we have reviewed thus far, we remain confident that SCE will be able to make a good faith showing that its conduct with respect to its transmission facilities in the Eaton Canyon area was consistent with actions of a reasonable utility. The company continues to prioritize the recovery of impacted community members. Edison International is donating $2 million to the Pasadena Community Foundation to help meet the needs of community members in the Altadena area recovering from the Eaton Fire.

My second theme today is our strengthened regulatory visibility given 2025 was a significant regulatory year for SCE, which you see on page 5. With the GRC, cost of capital proceeding, TKM and Woolsey settlement agreements, and other wildfire proceedings concluded, SCE enters 2026 with substantially greater clarity into capital plans, revenue requirement, and operational priorities not only through the GRC period, but into the next decade. Our team members across Edison International and SCE continue to demonstrate their ability to execute through complexity, respond to evolving conditions, and stay focused on long-term goals.

Turning to the legislative front, the upcoming session will be pivotal for shaping the next phase of California’s energy and resiliency policy. A central focus this year is the SB 254 Natural Catastrophe Resiliency Study, being authored by the California Earthquake Authority, and subsequent legislation. Our focus remains on a whole-of-society solution to mitigate and respond to catastrophic wildfires that enhances public safety, improves affordability, and supports predictable, long-term investment in a clean, reliable energy system for California. In December, SCE and the other IOUs jointly submitted white papers along with dozens of other stakeholders providing input into the CEA’s process. We continue to be actively engaged with relevant stakeholders, the Governor’s Office, and legislative leaders about the potential for enhancements to the policy framework.

Moving on to my third theme today, our confidence in our multi-year financial outlook, we are introducing core EPS guidance for 2026 and 2027, reaffirming our 2028 outlook, and extending our expected core EPS growth rate target through 2030. Maintaining the 2028 target while extending the horizon underscores the growing clarity and stability in our multi-year plan, supported by a constructive regulatory foundation and a robust pipeline of necessary investments at the utility.

With an attractive dividend yield of approximately 5% and a long‑term core EPS growth target of 5% to 7%, EIX shares offer a compelling case for total shareholder returns of 10% to 12%. This combination of income and growth reflects the strength of our regulated business model and our commitment to delivering sustainable value for customers and capital providers.

Let me close where I began, with commitment. Our commitment to communities and customers, and to the capital contributors whose support makes our work possible. Our commitment to strengthening the grid, enhancing safety, improving reliability, and supporting affordability. Our commitment to clarity and transparency as we move into a period of greater regulatory stability. And our commitment to deliver on the objectives we have shared with you today.

We have the right strategy, the right plan, and the right team in place. We are confident in our ability to execute that plan through 2030.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will discuss fourth quarter and full-year financial results, our focus areas for 2026, provide an update on our refreshed capital, rate base, and EPS growth guidance, and discuss other financial topics.

For the fourth quarter, EIX reported core EPS of $1.86. Full year 2025 core EPS of $6.55 exceeded the high end of our EPS guidance range. Pages 6 and 7 provide the year-over-year variance analysis. I would like to note two items embedded in our results. First, fourth quarter core EPS includes 6 cents of costs attributed to the preferred stock tender offers and redemption at EIX and SCE completed in December. Second, we recorded a 46-cent true-up following the final decision in the Woolsey cost recovery proceeding. Excluding the Woolsey true-up, EIX’s full year 2025 core EPS still exceeded the midpoint of our guidance.

I will echo Pedro’s comments that this marks the successful delivery of the long-term core EPS target we established for 2021 through 2025. Over that period, we successfully managed a number of unforeseen headwinds: record inflation, the first rising interest rate environment in over 15 years, growing wildfire claims-related debt, several changes to SCE’s authorized cost of capital, and additional cost pressures. Yet, we delivered on our commitment. Today, we are reaffirming our 2028 guidance and extending our 5% to 7% EPS growth target to 2030. You should share this leadership team’s confidence that we will continue to deliver on these commitments and build on your trust. You can see on page 8 that delivering strong financial results was just one accomplishment in another year of strong execution in 2025.

Page 9 summarizes the key management focus areas for 2026. SCE continues to execute its wildfire mitigation plan and its focus on operational excellence to reduce costs for customers. The utility also plans to execute on its $7 billion capital plan for the year to meet customers’ needs. As Pedro mentioned, the legislative process will be a major focus for the year. In the regulatory area, the utility will be driving toward a final decision on its NextGen ERP program and filing an application for its advanced metering infrastructure, or AMI, 2.0 program. Both of these are large programs that provide significant long-term customer benefits. Lastly, we look forward to another year of delivering on our annual core EPS guidance and executing efficient financings across the enterprise.

Let’s turn to SCE’s updated capital and rate base forecasts shown on pages 10 and 11. The extended capital plan of $38 to $41 billion from 2026 through 2030 continues the company’s essential work in load growth-driven programs, infrastructure replacement, and wildfire mitigation. Additionally, our updated forecast now includes nearly $1.5 billion of capital expenditures through 2030 from SCE’s upcoming AMI 2.0 application. The total request will exceed $3 billion, with spending expected to continue through 2033. We forecast a step-up in our capital deployment opportunities to as high as $9 billion per year in the next GRC cycle. This is driven by the essential investments in the grid to meet customer needs and support California’s clean energy objectives. The resulting projected rate base growth is approximately 7% from 2025 to 2030.

Page 12 shows our 2026 and 2027 core EPS guidance. We have also provided modeling considerations on page 15. Our core EPS guidance for 2026 is $5.90 to $6.20 and for 2027 it is $6.25 to $6.65. As you’re aware, Edison’s core EPS over the years has not been linear. Let me provide some additional insight into our outlook and trajectory toward achieving our longer-term targets.

You will see that 2026 core EPS represents growth of about 3.5% at the midpoint compared to the $5.84 baseline. We have provided a bridge on page 13 to help you understand the puts and takes. This muted growth is driven by three items, which amount to 25 cents. First, SCE has fewer regulatory decisions in 2026 than last year. Therefore, the associated earnings contribution from recognizing prior year earnings is about 11 cents lower. Second, asset mix differences versus the original GRC forecast create depreciation- and property tax-related variances of about 7 cents. Third, financing-related variances, tax law changes, and other items reduce core EPS by approximately 7 cents.

The drivers behind the 25-cent impact are baked into 2026 and thus are not expected to result in negative variances in later periods. Consequently, we expect EPS growth in 2027 to be at the high end of our 5% to 7% range. This is supported by SCE’s 7% rate base growth, and we do not expect any large discrete variances from the rest of SCE’s operations.

Turning to page 16, we are extending our 5% to 7% EPS growth target to 2030. We are also reaffirming our 2028 guidance, and both of these are measured from the $5.84 baseline for 2025.

On the financing front, I want to emphasize that we project no equity needs for the next five years, through 2030. Our balance sheet remains strong, and we continue to finance the business efficiently within our 15% to 17% FFO-to-debt framework. Last month, the utility filed its Woolsey securitization application with the CPUC. Once approved, the utility will securitize about $2 billion in costs associated with the approved Woolsey settlement agreement. SCE’s proposed schedule would allow for this transaction to close in mid-2026. As we have shared before, proceeds from this transaction would be used to offset normal course debt issuances at SCE, rather than paying down specific issuances.

I will conclude by echoing Pedro’s earlier comments about commitment and trust. Deploying capital for the resilience, reliability, and readiness of the grid helps deliver on our commitments to customers and maintain their trust. We are committed to collaborating with stakeholders to advance a clear, durable, and predictable framework. And, to our capital contributors, you have seen us deliver consistently on our annual and long-term commitments to earn your trust. This leadership team remains committed and confident in continuing to do just that going forward.